Switch Announces Third Quarter 2021 Financial Results
Revenue of $158.1 million, Net Loss of $0.9 million, Adjusted EBITDA of $76.9 million
Q3 Revenue Growth of 22.8%, Organic Revenue Growth of 13.5%
Switch Board Votes to Approve REIT Conversion
Switch to Host Investor Day on November 15, 2021

LAS VEGAS, NV — November 4, 2021 — Switch, Inc. (NYSE: SWCH) (“Switch”) today announced financial results for the quarter ended September 30, 2021.

“During the third quarter, Switch continued to build on its strong relationships with some of the world’s largest enterprises while accelerating capital investment to meet client demand,” said Rob Roy, Founder and CEO of Switch. “The strong demand for our differentiated, resilient, and sustainable data centers was once again evident this quarter with the signing of multi-megawatt transactions with new and existing enterprise customers, including a three-megawatt deal at The Rock Campus with a Fortune 5 global technology company in Austin, proving out our strong conviction in the growth opportunities that lie ahead in Texas and the early validation of our Data Foundry acquisition. We remain committed and focused on the completion of our current construction pipeline across all PRIME locations and the opening of future capacity to support our long-term growth initiatives.”

Third Quarter 2021 Financial Results

Financial Summary ($ in millions, except per share amounts)	Q3 2020	Q2 2021	Q3 2021	Y/Y% Change	Q/Q% Change

Consolidated revenue	$128.8	$141.7	$158.1	22.8%	11.6%
Switch revenue (excluding Data Foundry)	$128.8	$138.4	$146.1	13.5%	5.6%
Data Foundry revenue[1]	—	$3.3	$12.0	n.m.	n.m.
Income from operations	$22.9	$24.8	$17.8	-22.1%	-28.1%
Net income (loss)	$13.2	$9.7	$(0.9)	n.m.	n.m.
Net income (loss) per diluted share	$0.05	$0.03	$(0.00)	n.m.	n.m.
Adjusted net income per diluted share	$0.05	$0.04	$0.01	-81.4%	-77.1%
Adjusted EBITDA	$67.2	$79.0	$76.9	14.5%	-2.6%
Adjusted EBITDA Margin %	52.1%	55.7%	48.6%	-350 bp	-710 bp
Adjusted Funds From Operations	$56.0	$64.3	$51.1	-8.8%	-20.6%

Key Performance Indicators	Q3 2020	Q3 2021	Q3 2021	LTM Total
Total Contract Value	$108.9	$80.6	$94.1	$532.0
Annualized Monthly Recurring Revenue	$26.9	$23.6	$26.9	$142.6
Incremental Annualized Revenue	$18.0	$15.9	$16.2	$86.5
Weighted Average Term (yrs)	5.2	3.8	4.3	4.6
1Data Foundry acquisition closed on June 7, 2021 contributing 24 days of operations in Q2 2021.

“Switch’s strategic growth initiatives continue to gain traction, producing strong double-digit organic revenue growth in the third quarter and a 25% increase in year-to-date incremental revenue signings,” said Thomas Morton, President of Switch. “Our growth efforts in Texas continued to build momentum in the third quarter following a multi-megawatt expansion by a key strategic customer in Austin, and our funnel of sales opportunities remains robust for both inbound and outbound expansions by existing enterprise clients. Additionally, the Board of Directors of Switch recently voted unanimously to convert to a REIT and to pursue completion of the conversion by January 1, 2023. We look forward to sharing further details about our strategic initiatives to enhance shareholder value, in addition to our multi-year growth objectives during our upcoming Investor Day on November 15, 2021.”

“We are pleased by the continued trend of organic revenue acceleration and strong sales performance in the third quarter and year-to-date 2021 periods,” said Gabe Nacht, CFO of Switch. “Seasonally elevated power costs affected our third quarter Adjusted EBITDA margin; however, we have already seen a normalization in power markets following the peak summer months. In addition, Switch is on track to exceed the projected $2 million of run-rate expense synergies from Data Foundry.”

Investor Day
Switch will host its Investor Day on Monday, November 15, 2021. The event will take place at Switch’s Las Vegas headquarters, accompanied by a live webcast for virtual attendees. Switch Founder and CEO Rob Roy will present his vision and long-term strategy, and members of the management team will outline key operational and financial aspects of the business, including multi-year financial targets.

Balance Sheet and Liquidity
As of September 30, 2021, Switch’s total debt outstanding, including finance lease liabilities, net of cash and cash equivalents was $1.5 billion(1), resulting in a net debt to Q3 2021 annualized Adjusted EBITDA(2) ratio of 5.0x. As of September 30, 2021, Switch had liquidity of $488.3 million, including cash and cash equivalents and availability under its revolver.
________________________________________
(1)Net debt is calculated as total debt outstanding, including finance lease liabilities, of $1.58 billion, net of cash and cash equivalents of $35.2 million, as of September 30, 2021.
(2)Annualized Adjusted EBITDA is calculated as third quarter 2021 Adjusted EBITDA multiplied by four.

Capital Expenditures and Development
Capital expenditures for the third quarter totaled $135.9 million, including maintenance capital expenditures of $3.7 million, or 2.3% of total revenue. Growth capital expenditures, excluding land purchases, were $132.2 million for the third quarter of 2021, compared to $80.6 million in the same period last year.

During the quarter ended September 30, 2021, Switch invested (i) $50.9 million in The Core Campus for continued construction of the first sector at LAS VEGAS 15 and site preparation for LAS VEGAS 14 and 16; (ii) $48.2 million in The Citadel Campus, primarily related to increased power and cooling capacity, tenant improvements for a pre-committed sector at TAHOE RENO 1, which opened in Q3 2021, and site work for the TAHOE RENO 2 facility scheduled to open in early 2023; (iii) $28.4 million in The Keep Campus for additional power, cooling, and tenant improvements for the second sector at ATLANTA 1 and site preparation for the ATLANTA 3 data center scheduled to open in 2023; (iv) $6.6 million in The Rock Campus for construction and tenant improvements, data center equipment upgrades for incremental power and cooling capacity at the AUSTIN 3 facility.

Dividend
Switch today announced that its Board of Directors has declared a cash dividend of $0.0525 per share of Switch’s Class A common stock. The dividend will be payable on December 1, 2021 to all stockholders of record as of the close of business on November 19, 2021. Prior to the payment of this dividend, Switch, Ltd. will make a cash distribution to all holders of record of common units of Switch, Ltd., including Switch, of $0.0525 per common unit.

Future declarations of dividends are subject to the determination and discretion of Switch’s Board of Directors based on its consideration of many factors, including Switch’s results of operations, financial condition, capital requirements, restrictions in Switch, Ltd.’s debt agreements, and other factors that Switch’s Board of Directors deems relevant.

Recent Business Highlights
•Technology leader and former Google Cloud executive Jonathan H. King joined Switch as Chief Revenue Officer. Mr. King will be responsible for refining and augmenting Switch’s go-to-market approach, expanding sales opportunities with large enterprises, and accelerating channel sales through strategic technology partnerships.
•Signed a three-megawatt deal with a Fortune 5 global technology company specializing in hardware, software and services at The Rock Campus, representing $4 million in incremental annualized revenue and $30 million in total contract value, including renewals.
•Executed an expansion order with an existing global logistics customer for incremental colocation and network services at The Core Campus and The Keep Campus totaling $2.4 million in annualized revenue.
•Signed a multi-year expansion order totaling over one megawatt with a leading semiconductor customer at The Citadel Campus and The Keep Campus, representing $2.2 million of incremental annualized revenue.
•Executed an expansion deal with an integrated payment solutions customer at The Rock Campus, totaling $2.5 million in total contract value.
•Commenced construction of the Regional Water Improvement Pipeline Project in partnership with the Tahoe Reno Industrial Center (“TRI Center”) and various state and local government agencies. The pipeline will deliver 4,000 acre-feet of treated effluent water from a reclamation facility in Sparks, Nevada to the TRI Center, further supporting Switch’s industry leading sustainable growth at The Citadel Campus while driving positive outcomes for the local economy, preserving natural ecosystems, and protecting endangered aquatic species in northern Nevada.

2021 Guidance
Switch is adjusting its full year 2021 guidance, excluding contributions from Data Foundry, as follows:
•Revenue in the range of $563.5 million to $566.5 million, reflecting 10.4% organic growth at the midpoint. The implied Q4 revenue guidance represents approximately 17% organic growth at the midpoint.
•Adjusted EBITDA in the range of $296 million to $302 million, reflecting a margin of 52.9% and 11.4% organic growth at the midpoint.
•Capital expenditures, excluding land purchases, in the range of $397 million to $423 million.

On a consolidated basis including Data Foundry, 2021 guidance is as follows:
•Revenue in the range of $590 million to $595 million, reflecting 16% growth at the midpoint.
•Adjusted EBITDA in the range of $307 million to $314 million, reflecting a margin of 52.4% and 16% growth at the midpoint.
•Capital expenditures, excluding land purchases, in the range of $410 million to $440 million.

The adjustment to 2021 revenue guidance is primarily related to a lower than expected contribution from pass-through power revenue during the second half of 2021, in addition to a modest timing difference in customer deployments relative to prior expectations. The revenue impact from lower pass-through power is largely offset by lower than planned power costs for the second half of 2021, resulting in no material change to the full year Adjusted EBITDA guidance. The increase in guidance for 2021 capital expenditures is primarily related to an acceleration in equipment purchases and construction related to projects in The Keep Campus, The Citadel Campus, and The Core Campus; including Switch’s LAS VEGAS 15 facility which is expected to be placed into service in Q2 2022.

Switch does not provide reconciliations for the non-GAAP financial measures included in the 2021 guidance above because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income or loss, depreciation and amortization expense, impairment charges, gains or losses on retirement of debt, gains or losses on swaps, and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from Switch’s calculation of Adjusted EBITDA.

Conference Call Information
Switch will host a conference call and live webcast for analysts and investors at 9:00 a.m. Eastern time on November 5, 2021. Parties in the United States can access the call by dialing 844-200-6205, and all other parties can access the call by dialing 929-526-1599. Please use participant access code 663251.

The webcast will be accessible on Switch’s investor relations website at investors.switch.com for one year. A telephonic replay of the conference call will be available through Friday, November 19, 2021. To access the replay, U.S. parties can dial 866-813-9403, parties in Canada can dial 226-828-7578, and international parties can dial +44 204 525 0658. The replay access code is 556332.

Upcoming Conferences and Events
Switch management will participate in the following upcoming investor conferences:
•NAREIT Virtual Investor Conference – November 9, 2021
•Switch Investor Day – November 15, 2021
•Wells Fargo TMT Summit – December 1-2, 2021
•Barclays Global TMT Conference – December 7, 2021

Use of Non-GAAP Financial Measures
To supplement Switch’s condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Switch uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Funds From Operations, adjusted net income attributable to Switch, Inc., adjusted net income per diluted share, net debt, and net debt to annualized Adjusted EBITDA, which are non-GAAP measures, in this press release. In addition, Switch presents revenue and Adjusted EBITDA, excluding Data Foundry, which are also non-GAAP measures. Switch defines Adjusted EBITDA as net income (loss) adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment, amortization of customer relationships, and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that Switch believes are not indicative of its core operating performance. Switch defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Switch defines adjusted net income attributable to Switch, Inc. as net income (loss) adjusted for gain (loss) on swaps, net of noncontrolling interest and income taxes calculated using the specific tax treatment applicable to the adjustments. Switch defines net debt as total debt outstanding, including finance lease liabilities, net of cash and cash equivalents. Switch defines net debt to last quarter annualized Adjusted EBITDA as net debt divided by quarterly Adjusted EBITDA multiplied by four. Switch uses net debt and net debt to last quarter annualized Adjusted EBITDA as measures to evaluate its net debt and leverage position. Switch believes that investors also may find such measures to be helpful in assessing its ability to pursue business opportunities and investments.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. These measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. In addition, the non-GAAP financial measures exclude certain recurring expenses that have been and will continue to be significant expenses of Switch’s business.

Switch believes these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational-decision making. For more information on Switch’s non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Reconciliation of Net (Loss) Income to Adjusted EBITDA” and the “Reconciliation of Net (Loss) Income Attributable to Switch, Inc. to Adjusted Net Income Attributable to Switch, Inc.” tables in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements generally relate to future events or Switch’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the company’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to Switch’s expectations regarding its plans to pursue a conversion to a REIT, including the timing or completion of such conversion; Switch’s expectations regarding its future growth outlook; Switch’s expectations regarding the acquisition of Data Foundry and the expansion of The Rock Campus; Switch’s expectations regarding building toward its long-term strategic goals, including sales execution, construction and customer installations, Switch’s anticipated operating results and capital expenditures for the year ending December 31, 2021, Switch’s expectations regarding key transactions and its sales pipeline for the remainder of 2021, expectations regarding future declarations of dividends and cash distributions, and expectations regarding anticipated capital investment in infrastructure across the five Prime campus locations, including its construction initiatives to increase gross square footage.

With respect to Switch’s plans to convert to a REIT, there are significant implementation and operational complexities to address before Switch can complete such conversion, including, without limitation, completing internal reorganizations and modifying accounting and information technology systems, and receiving any necessary stockholder and other approvals. Switch can provide no assurance when conversion to a REIT will be successful, if at all. In addition, REIT qualification involves the application of highly technical and complex provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to Switch’s operations as well as various factual determinations concerning matters and circumstances not entirely within Switch’s control. Although, if it converts to a REIT, Switch plans to operate in a manner consistent with the REIT qualification rules, Switch cannot give assurance that it will so qualify or remain so qualified. Further, under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more taxable REIT subsidiaries and other nonqualifying assets. This limitation may affect Switch’s ability to make large investments in other non-REIT qualifying operations or assets. As such, compliance with REIT tests may hinder Switch’s ability to make certain attractive investments, including the purchase of significant nonqualifying assets and the material expansion of non-real estate activities. While Switch’s goal is to elect REIT status for the taxable year beginning January 1, 2023, Switch does not know when, if at all, it will elect REIT status, and it may not do so. Further, many conditions must be met in order to complete the conversion to a REIT, and the timing and outcome of many of these are beyond Switch’s control.

Switch’s expectations and beliefs regarding the above-referenced matters may not materialize, and actual results in future periods are subject to inherent risks, uncertainties and changes in circumstance that are difficult or impossible to predict. The risks and uncertainties that could affect Switch’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include, without limitation (i) the impact of COVID-19 and any variant thereof on its business operations, including the duration, spread, severity, and reoccurrences of such pandemic, the duration and scope of related government orders and restrictions, the impact on its employees, and the impact on the global economy including demand for its customers, partners and vendors' products and services; (ii) the impact of COVID-19 and any variant thereof on its vendors and suppliers, including disruptions and inefficiencies in the supply chain; (iii) its ability to successfully implement its business strategies and effectively manage its growth and expansion plans; (iv) its ability to successfully integrate the Data Foundry operations and expand The Rock Campus; (v) delays or unexpected costs in development and opening of data center facilities; (vi) any slowdown in demand for its existing data center resources; (vii) its ability to attract new customers, realize the anticipated benefits of its new contracts and achieve sufficient customer demand to realize future expected returns on its investments; (viii) its ability to effectively compete in the data center market; (ix) its ability to license space in its existing data centers; (x) the geographic concentration of its data centers in certain markets; (xi) local economic, credit and market conditions that impact its customers in these markets; (xii) the impact of delays or disruptions in third-party network connectivity; (xiii) developments in the technology and data center industries in general that negatively impact Switch, including development of new technologies, adoption of new industry standards, declines in the technology industry or slowdown in the growth of the Internet; (xiv) its ability to adapt to evolving technologies and customer demands in a timely and cost-effective manner; (xv) its ability to obtain necessary capital to fund its capital requirements and its ability to continue to comply with covenants and terms in its credit instruments; (xvi) fluctuations in interest rates and increased operating costs, including power costs; (xvii) significant disruptions, security breaches, including cyber security breaches, or system failures at any of its data center facilities; (xviii) loss of significant customers or key personnel; (xix) the impact of future changes in legislation and regulations, including changes in real estate and zoning laws, the Americans with Disabilities Act of 1990, environmental and other laws that impact its business and industry, in addition to those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in Switch’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Switch’s other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investors section of Switch’s website at investors.switch.com and on the SEC’s website at www.sec.gov. The forward-looking statements in this press release are based on information available to Switch as of the date hereof, and Switch disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Switch’s views as of any date subsequent to the date of this press release.

ABOUT Switch
Switch (NYSE: SWCH), is the independent leader in exascale data center ecosystems, edge data center designs, industry-leading telecommunications solutions and next-generation technology innovation. Switch Founder and CEO Rob Roy has developed more than 750 issued and pending patent claims covering data center designs that have manifested into the company’s world-renowned data centers and technology solutions.

We innovate to sustainably progress the digital foundation of the connected world with a focus on enterprise-class and emerging hybrid cloud solutions. The Switch PRIMES, located in Las Vegas and Tahoe Reno, Nevada; Grand Rapids, Michigan; Atlanta, Georgia; and Austin, Texas are the world’s most powerful exascale data center campus ecosystems with low latency to major U.S. markets. Visit switch.com for more information or follow us on LinkedIn and Twitter.

Investor Contact:
Matthew Heinz, CFA
investorrelations@switch.com
(702) 479-3993

Switch, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,240	$90,719
Restricted cash	3,968	—
Accounts receivable, net of allowance for credit losses of $672 and $792, respectively	31,544	21,723
Prepaid expenses	8,809	8,171
Other current assets, net of allowance for credit losses of $3 and $0, respectively	2,831	2,235
Total current assets	82,392	122,848
Property and equipment, net	2,138,545	1,737,415
Long-term deposit	10,680	2,626
Deferred income taxes	263,933	203,201
Intangible assets, net	127,258	2,423
Goodwill	106,473	—
Other assets, net of allowance for credit losses of $92 and $87, respectively	58,609	45,943
TOTAL ASSETS	$2,787,890	$2,114,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$42,236	$14,588
Accrued salaries and benefits	14,226	4,884
Accrued interest	8,203	7,132
Accrued expenses and other	23,489	9,686
Accrued construction payables	25,360	27,162
Deferred revenue, current portion	16,377	14,870
Customer deposits	16,231	12,348
Swap liability, current portion	9,334	9,418
Operating lease liability, current portion	3,780	3,512
Total current liabilities	159,236	103,600
Long-term debt, net	1,526,492	991,213
Operating lease liability	32,631	25,536
Finance lease liability	57,414	57,516
Deferred revenue	26,347	23,862
Liabilities under tax receivable agreement	359,009	278,865
Other long-term liabilities	13,103	22,897
TOTAL LIABILITIES	2,174,232	1,503,489
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value per share, 10,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.001 par value per share, 750,000 shares authorized, 137,489 and 119,009 shares issued and outstanding, respectively	137	119
Class B common stock, $0.001 par value per share, 300,000 shares authorized, 104,515 and 121,640 shares issued and outstanding, respectively	105	122
Class C common stock, $0.001 par value per share, 75,000 shares authorized, none issued and outstanding	—	—
Additional paid in capital	313,982	266,129
(Accumulated deficit) retained earnings	(5,020)	9
Accumulated other comprehensive income	18	79
Total Switch, Inc. stockholders’ equity	309,222	266,458
Noncontrolling interest	304,436	344,509
TOTAL STOCKHOLDERS’ EQUITY	613,658	610,967
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,787,890	$2,114,456

Switch, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$158,104	$128,785	$430,660	$383,798
Cost of revenue	97,413	74,348	246,100	209,575
Gross profit	60,691	54,437	184,560	174,223
Selling, general and administrative expense	42,845	31,516	117,718	105,070
Income from operations	17,846	22,921	66,842	69,153
Other income (expense):
Interest expense, including $689, $439, $1,892, and $1,257, respectively, in amortization of debt issuance costs and original issue discounts	(15,166)	(6,554)	(34,121)	(20,682)
Loss on swaps	(3,853)	(1,559)	(3,618)	(23,257)
Loss on extinguishment of debt	(146)	(245)	(146)	(245)
Equity in net losses of investments	(326)	—	(925)	—
Gain on sale of equity method investment	—	—	5,374	—
Other	500	185	4,092	733
Total other expense	(18,991)	(8,173)	(29,344)	(43,451)
(Loss) income before income taxes	(1,145)	14,748	37,498	25,702
Income tax benefit (expense)	278	(1,515)	(4,287)	(2,622)
Net (loss) income	(867)	13,233	33,211	23,080
Less: net (loss) income attributable to noncontrolling interest	(498)	8,027	17,578	13,993
Net (loss) income attributable to Switch, Inc.	$(369)	$5,206	$15,633	$9,087

Net (loss) income per share:
Basic	$(0.00)	$0.05	$0.12	$0.09
Diluted	$(0.00)	$0.05	$0.12	$0.08

Weighted average shares used in computing net (loss) income per share:
Basic	136,292	108,690	131,067	102,703
Diluted	136,292	111,565	135,091	243,553

Other comprehensive (loss) income:
Foreign currency translation adjustment, net of reclassification adjustment and tax of $0	—	—	(474)	—
Comprehensive (loss) income	(867)	13,233	32,737	23,080
Less: comprehensive (loss) income attributable to noncontrolling interest	(498)	8,027	17,165	13,993
Comprehensive (loss) income attributable to Switch, Inc.	$(369)	$5,206	$15,572	$9,087

Switch, Inc.
Reconciliation of Net (Loss) Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2021
	2021	2020	2021	2020
Net (loss) income	$(867)	$13,233	$33,211	$23,080	$9,684
Interest expense	15,166	6,554	34,121	20,682	10,198
Interest income	(36)	(39)	(113)	(116)	(38)
Income tax (benefit) expense	(278)	1,515	4,287	2,622	1,911
Depreciation and amortization of property and equipment	45,138	36,791	125,214	105,322	41,285
Amortization of customer relationships	1,562	—	1,979	—	417
Loss on disposal of property and equipment	32	185	211	283	372
Equity-based compensation	7,053	7,116	21,878	22,150	7,528
Loss on swaps	3,853	1,559	3,618	23,257	2,970
Loss on extinguishment of debt	146	245	146	245	—
Equity in net losses of investments	326	—	925	—	379
Acquisition-related costs	82	—	4,485	—	4,263
Litigation expense	4,717	—	4,717	239	—
Gain on sale of equity method investment	—	—	(5,374)	—	—
Adjusted EBITDA	$76,894	$67,159	$229,305	$197,764	$78,969

Switch, Inc.
Reconciliation of Net (Loss) Income to Adjusted Funds From Operations
(in thousands)
(unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net (loss) income	$(867)	$9,684	$13,233
Income tax (benefit) expense	(278)	1,911	1,515
Depreciation and amortization of property and equipment	45,138	41,285	36,791
Amortization of customer relationships	1,562	417	—
Loss on disposal of property and equipment	32	372	185
Maintenance capital expenditures	(3,700)	(3,562)	(2,027)
Equity-based compensation	7,053	7,528	7,116
Unrealized (gain) loss on swaps	(4,293)	563	(811)
Amortization of deferred financing costs	689	620	439
Installation adjustment, net	36	654	256
Other adjustments, net	407	141	(948)
Equity in net losses of investments	326	379	—
Acquisition-related costs	82	4,263	—
Loss on extinguishment of debt	146	—	245
Litigation expense	4,717	—	—
Adjusted Funds From Operations	$51,050	$64,255	$55,994

Switch, Inc.
Reconciliation of Net (Loss) Income Attributable to Switch, Inc. to
Adjusted Net Income Attributable to Switch, Inc.
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,
	2021	2020
Net (loss) income attributable to Switch, Inc.	$(369)	$5,206
Loss on swaps	3,853	1,559
Income tax impact on adjustment(1)	(460)	(149)
Noncontrolling interest impact on adjustment	(1,661)	(849)
Adjusted net income attributable to Switch, Inc.	$1,363	$5,767

Adjusted net income per share—diluted	$0.01	$0.05
Weighted average shares used in computing adjusted net income per share—diluted	141,889	111,565
________________________________________
(1)The income tax impact is derived by applying the U.S. statutory tax rate to Switch, Inc.’s portion of the adjustment.